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                                                                    EXHIBIT 99.1

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STANCORP FINANCIAL GROUP REPORTS FIRST QUARTER 1999 EARNINGS
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Media Contact:     John Mangan             For Immediate Release:
                   (503) 321-8541          May 5, 1999

Investor Contact:  Don Bowler              Investor Conference Call
                   (503) 321-7529          12 pm EDT 800-638-5976


Portland, Oregon--StanCorp Financial Group, Inc. ("StanCorp") (NYSE: SFG) today reported operating income for the first quarter of 1999, which excludes after-tax realized investment gains and an extraordinary item, of $20.6 million, compared to $14.5 million for the first quarter of the prior year. Total premiums for the first quarter of 1999 were $238.6 million, an 8.3 percent increase over $220.4 million for the first quarter of 1998.

This quarter's results were driven by a 10.5 percent growth in Group Insurance premiums, predominantly Group long term disability, and improved Group underwriting margins. The Group Insurance benefit ratio was 83.9 percent for the first quarter of 1999, compared to the 1998 annual ratio of 85.0 percent.

Net income for the first quarter of 1999 was $19.0 million compared to $14.3 million for the same period in 1998. For these same periods, StanCorp incurred charges, net of tax, for an extraordinary item of $2.3 million and $0.3 million, respectively. The extraordinary item consists of expenses incurred in conjunction with the recent demutualization of Standard Insurance Company, StanCorp's wholly owned subsidiary ("Standard").

"We are pleased with our first quarter earnings," said Ronald E. Timpe, Chairman, President and Chief Executive Officer. "Continued favorable Group Insurance results contributed to better than expected first quarter earnings. Expenses for the quarter were slightly less than expected, due mostly to the timing of costs associated with the expansion of the sales capacity of the Group Insurance and Retirement Plans segments." Timpe went on to note that, "We are eager to continue providing excellent service to policyholders, while at the same time providing value to our shareholders."

StanCorp also reported that on April 26, 1999, Standard received notice from the San Francisco office of the U.S. Department of Labor ("the Department") that it was conducting an investigation with respect to Standard's employee benefit plan clients pursuant to Section 504(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), to determine whether any person has violated or is about to violate any provision of Title I of ERISA. Standard and certain of its employee benefit plan clients are subject to ERISA in connection with, among other things, certain policies sold by Standard's Group Insurance segment. The notice included a subpoena requesting that certain documents and records be provided to the Department. Standard intends to cooperate fully with the Department.
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To date no claims or charges have been asserted against Standard as a result of the investigation and the Department states that its investigation should not be construed as an indication that any violations of ERISA have occurred or as a reflection upon any person involved. Management believes that Standard's business practices comply in all material respects with ERISA and that the investigation will not have a material adverse effect on its business, financial condition or results of operations.

Pre-tax Operating Income by Segment (excluding realized gains and losses)

StanCorp's Group Insurance segment reported pre-tax operating income of $24.4 million for the first quarter of 1999, compared to $12.5 million for the first quarter of 1998. Group Insurance premiums for the first quarter of 1999 were $211.5 million, an increase of 10.5 percent from Group Insurance premiums of $191.4 million for the first quarter of 1998. Group Insurance benefits and expenses increased 4.9 percent. Group Insurance segment sales based on annualized new premiums were $67.7 million for the first quarter of 1999, up
21.1 percent from $55.9 million for the same period of the prior year. During 1999, management intends to pursue growth opportunities in this segment through the addition of five new sales offices, one of which has already been opened. Twelve of an anticipated nineteen new sales representatives have also been hired.

The Retirement Plans segment reported pre-tax operating income of $0.4 million for the first quarter of 1999, compared to $0.1 million for the same period in 1998. Management believes that meaningful growth opportunities exist for the segment, because StanCorp's target client base of small- to medium-sized businesses is experiencing strong growth. During 1999, StanCorp plans to open five additional Retirement Plans sales offices, one of which has already been opened, and pursue cross-selling opportunities with its Group Insurance segment. Assets managed by the segment totaled $1.34 billion at March 31, 1999, an increase of 11.1 percent over assets managed at March 31, 1998.

StanCorp's Individual Insurance segment reported pre-tax operating income of $3.8 million in the first quarter of 1999, compared to an unusually favorable $8.6 million in the first quarter of 1998. Premiums were $22.4 million in the first quarter of 1999, compared to $25.0 million in the first quarter of 1998. The segment's products include traditional and universal life insurance, disability income insurance and annuities for individuals.

Operating income from Standard Mortgage Investors, L.L.C. ("SMI, LLC") increased from $0.8 million during the first quarter of 1998 to $1.4 million during the same period in 1999. This increase was driven by new mortgage originations which increased from $96.6 million during the first quarter of 1998 to $122.8 million during the first quarter of 1999. Net income for SMI, LLC is reported in other pre-tax operating income.
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At March 31, 1999, StanCorp's assets were $5.35 billion, compared to $4.90 billion at March 31, 1998.

StanCorp Financial Group, Inc. completed its initial public offering in April 1999. Upon completion of the initial public offering, StanCorp had 32,638,015 shares of common stock outstanding. If this had been outstanding at March 31, 1999 and March 31, 1998, pro forma operating income per common share for the first quarters of 1999 and 1998 would have been $0.63 and $0.44, respectively.

StanCorp is the parent of Standard Insurance Company, a leading provider of group life and disability insurance products, serving nearly 29,000 employer groups representing more than four million employees. Standard also provides products to fund retirement plans and other insurance products to employers and groups as well as life insurance, disability insurance and retirement products to individuals.

Certain statements contained in this press release, including statements regarding the anticipated development and expansion of StanCorp's business, the effect of regulatory actions, the intent, belief, or current expectations of StanCorp's management, the future operating performance of StanCorp, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, uncertainties regarding those risks and uncertainties disclosed in the StanCorp's Registration Statement (Registration No. 333-72521) and Prospectus filed with the Securities and Exchange Commission.
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                           STANCORP FINANCIAL GROUP
                          FIRST QUARTER 1999 EARNINGS
                                (In thousands)

                                                               1999            1998
                                                             1st Qtr         1st Qtr               1998             1997
                                                             -------         -------               ----             ----
Revenues:                                                         (unaudited)
   Premiums:
     Group Insurance                                         $ 211,488       $ 191,391          $ 784,515        $ 717,136
     Retirement Plans                                            4,750           4,016             13,970           11,178
     Individual Insurance                                       22,362          25,030             94,279           99,260
                                                             -------------------------------------------------------------
Total premiums                                                 238,600         220,437            892,764          827,574
                                                             -------------------------------------------------------------
Net investment income:
     Group Insurance                                            35,998          34,165            143,682          131,415
     Retirement Plans                                           12,336          13,670             54,032           54,266
     Individual Insurance                                       29,683          30,448            123,983          119,825
Other                                                            2,380           1,139              1,423           (2,353)
                                                             -------------------------------------------------------------
Total net investment income                                     80,397          79,422            323,120          303,153
                                                             -------------------------------------------------------------
Other:
     Group Insurance                                               773             419              2,427            2,384
     Retirement Plans                                                5              (5)               (21)            (329)
     Individual Insurance                                           30              26                958              415
Other                                                                1              42                 15              163
                                                             -------------------------------------------------------------
Total other                                                        809             482              3,379            2,633
                                                             -------------------------------------------------------------
Total operating revenues                                       319,806         300,341          1,219,263        1,133,360
                                                             -------------------------------------------------------------
Benefits and expenses:
     Group Insurance                                           223,882         213,503            849,484          787,478
     Retirement Plans                                           16,703          17,543             68,722           64,916
     Individual Insurance                                       48,277          46,926            201,670          196,827
Other                                                              371             342              2,244              528
                                                             -------------------------------------------------------------
Total operating benefits and expenses                          289,233         278,314          1,122,120        1,049,749
                                                             -------------------------------------------------------------

Pre-tax operating income:
     Group Insurance                                            24,377          12,472             81,140           63,457
     Retirement Plans                                              388             138               (741)             199
     Individual Insurance                                        3,798           8,578             17,550           22,673
Other                                                            2,010             839               (806)          (2,718)
                                                             -------------------------------------------------------------
Total pre-tax operating income                                  30,573          22,027             97,143           83,611
Taxes on pre-tax operating income                                9,973           7,557             28,974           27,351
                                                             -------------------------------------------------------------

Operating income                                                20,600          14,470             68,169           56,260
Special items, net of tax                                       (2,337)           (296)            (6,102)               -
Realized capital gains, net of tax                                 689             114              7,429            7,588
                                                             -------------------------------------------------------------
Net income                                                    $ 18,952        $ 14,288           $ 69,496         $ 63,848
                                                             =============================================================